Exhibit 99.1

Larry Pierce

Mindy Mills

Media Relations

Investor Relations

(713) 369-9407

(713) 369-9490

www.kindermorgan.com

KINDER MORGAN ENERGY PARTNERS INCREASES

QUARTERLY DISTRIBUTION TO $0.83

HOUSTON, Jan. 17, 2007 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $0.83 ($3.32 annualized) from $0.81 per unit. Payable on Feb. 14, 2007, to unitholders of record as of Jan. 31, 2007, the distribution is a 4 percent increase over the fourth quarter 2005 cash distribution per unit of $0.80 ($3.20 annualized). This is the 28th distribution increase since current management took over 10 years ago. In total, KMP declared cash distributions for 2006 of $3.26 per unit compared to $3.13 per unit for 2005, but below its published annual budget of $3.28. The excess of distributable cash flow above distributions for 2006 is approximately $6 million.

KMP reported 2006 net income before certain items of $958.6 million, or $1.98 per unit, compared to net income before certain items of $982.3 million, or $2.37 per unit, in 2005. For the fourth quarter, KMP had net income before certain items of $245.9 million or, $0.55 per unit, versus $256.5 million, or $0.59 per unit, for the comparable quarter in 2005.

The certain items in the fourth quarter pertained to costs and insurance recoveries associated with hurricanes Katrina and Rita and resulted in a gain of $8.6 million. For the year, KMP recorded a net gain of $13.4 million from certain items, the remainder of which were detailed in the second quarter earnings release. Including certain items, KMP reported 2006 net income of $972.1 million, or $2.04 per unit, compared to 2005 net income of $812.2 million, or $1.58 per unit. Including certain items for the fourth quarter, KMP had net income of $254.6 million, or $0.59 per unit, compared to $121.4 million, or ($0.02) per unit in the same period the previous year.

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KMP - 4Q Earnings         Page 2

Chairman and CEO Richard D. Kinder said, “Overall KMP had a good year, producing total segment earnings before DD&A of $1.9 billion. This represents 8 percent cumulative growth across all four business segments compared to 2005, but falls short of our published 2006 budget of 12 percent growth. The natural gas pipelines and terminals segments produced outstanding results, but earnings were less than expected from the products pipelines and CO2 segments. We remain bullish about KMP’s opportunities to benefit from major industry trends by building new energy infrastructure, expanding existing assets and making accretive acquisitions. We also made significant progress on major natural gas pipeline projects that are expected to generate strong distributable cash flow at KMP in the future.”

Kinder noted that KMP failed to hit its 2006 budget target and it had no obligation to fund its employee bonus plan. However, the board of directors of Kinder Morgan, Inc. (NYSE: KMI) determined that it was in KMI’s long-term interest to fund a partial payout of KMP’s bonuses through a reduction in the general partner’s incentive payment. Thus, the general partner of KMP has waived approximately $20 million of its incentive payment for the fourth quarter, which equates to KMP’s bonus payout for 2006. Twenty million dollars represents about 75 percent of KMP’s budgeted full bonus payout for 2006 of $26.5 million. Kinder Morgan’s four senior corporate officers (other than Kinder), at their suggestion, will receive no bonus payout for 2006. Kinder, as always, will receive no bonus for 2006.

Overview of Business Segments

The Products Pipelines segment produced 2006 earnings before DD&A of $501.9 million, down slightly from $508.3 million in 2005 and well below its published annual budget of 14 percent growth. “The majority of this shortfall was due to environmental expenses and rate reductions that went into effect May 1 on the Pacific system for the SFPP rate case,” Kinder explained. “The segment also was impacted by lower than expected results from Plantation Pipe Line, as volumes decreased due to alternative pipeline service into Southeast markets and changes in supply patterns from Louisiana refineries related to new ultra low sulfur diesel and ethanol blended gasoline requirements.”

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KMP - 4Q Earnings         Page 3

Products pipelines performance improved in the fourth quarter with earnings before DD&A of $129.1 million, up slightly from $127.3 million in the same period a year ago, due to increased volumes (excluding Plantation Pipe Line) and increased revenues.

Without Plantation, 2006 volumes increased by 1.6 percent and revenues were up 5.5 percent compared to 2005. For the fourth quarter, excluding Plantation, volumes were up 1.8 percent and revenues were up 7 percent. Pacific mainline volumes were up 2.1 percent and CALNEV volumes were up 4.2 percent year over year, and Pacific volumes were up 2.4 percent in the fourth quarter compared to the same period last year. “We saw a significant up-tick in Arizona volumes for both the quarter and the year due to the East Line expansion which came online this summer, and strong demand drove the volume growth in southern California and Las Vegas,” Kinder said.

The Natural Gas Pipelines segment produced 2006 earnings before DD&A of $554.9 million, up 11 percent from $500.2 million in 2005, and significantly ahead of its published annual budget of $501 million. For the fourth quarter, segment earnings before DD&A were $139.7 million, compared to $139.5 million for the comparable quarter in 2005.

“Growth for the year was driven by another outstanding performance from the Texas Intrastate Pipeline Group,” Kinder said. “The intrastates produced more than half of this segment’s earnings before DD&A. Growth at the intrastates was driven by improved sales margins on renewal and incremental contracts, higher value from storage activities and greater processing and treating earnings. For the year, this segment also benefited from higher transport volumes, and improved operating results from the KMIGT and TransColorado pipelines and the Casper Douglas and Red Cedar gathering and processing businesses.”

In the fourth quarter, the Texas intrastates, KMIGT and Trailblazer were the leading performers. Transport volumes increased by 17 percent in the fourth quarter compared to the same period last year and 9 percent year over year.

The CO2 segment delivered 2006 earnings before DD&A of $490 million, up 4 percent from $471.2 million in 2005, but well below its published budget of 16 percent growth. In the fourth quarter, segment earnings before DD&A were $115.3 million compared to $113.6 million

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for the same period last year. “With the exception of the SACROC Unit, which had significantly lower earnings before DD&A than budgeted, this segment had a strong year and fourth quarter,” Kinder said. “Results reflected stronger than expected oil production at the Yates Field and record annual delivery volumes from the CO2 and Wink pipelines.”

Average oil production year over year increased by almost 8 percent at Yates to 26.1 thousand barrels per day (MBbl/d) and decreased by 4 percent at SACROC to 30.8 MBbl/d. For the fourth quarter, average oil production at Yates was up by 9 percent to 26.7 MBbl/d, but fell by 2 percent at SACROC to 30.8 MBbl/d compared to the fourth quarter of 2005.

The CO2 segment is one of the few areas where KMP is exposed to commodity price risk, but that risk is mitigated by a long-term hedging strategy intended to generate more stable realized prices. The realized weighted average oil price per barrel, with all hedges allocated to oil, was $31.42 for the year and $31.41 for the quarter. The realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $43.90 for the year and $41.10 for the quarter. NGL sales volumes were down 6 percent for the year and 5 percent for the quarter compared to 2005.

The Terminals segment reported a 25 percent increase in 2006 earnings before DD&A to $396.9 million versus $318.1 million for 2005, and exceeded its published annual budget of 19 percent growth. For the fourth quarter, segment earnings before DD&A were $106.9 million, up significantly from $84.6 million in the comparable quarter last year.

“Growth in the terminals business was driven by internal expansions, incremental volumes and acquisitions that generated full and partial year contributions in 2006,” Kinder said.

Throughput was very strong in the fourth quarter, with coal volumes up 28 percent, ethanol volumes up 96 percent and ferro alloys volumes up 59 percent over the same period a year ago. Capital expansion projects at the Houston Ship Channel terminals, which came online earlier this year, contributed to earnings growth.

Outlook

As previously announced, KMP expects to declare cash distributions of $3.44 per unit for 2007. This projection includes contributions from assets currently owned by KMP and does not include any benefits from unidentified acquisitions.

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“We expect to grow our distribution per unit about 6 percent in 2007, and our business units are expected to deliver solid growth of about $210 million in distributable cash flow compared to their 2006 performance,” Kinder said. “Towards the end of 2007 growth at KMP is expected to accelerate. We anticipate that the fourth quarter 2007 distribution per unit will be almost 10 percent higher than the fourth quarter 2006 distribution per unit. While we expect that we will continue to be able to grow the distribution per unit at KMP by about 8 percent per year over the long term, the increase in 2008 is expected to be greater than 8 percent, due mainly to the anticipated in-service date of January 2008 for the western portion of the Rockies Express pipeline.”

KMP will provide details of its 2007 financial plan at its annual investor conference in Houston on Tuesday, Jan. 23, which will be webcast live. As in previous years, KMP will post its budget on its web site at www.kindermorgan.com to enable investors to follow the company’s progress throughout the year. “We remain committed to transparency, and we will continue to review and explain any variances to the budgets during our quarterly earnings calls,” Kinder said.

Other News

•

KMP today announced its CO2 business will invest approximately $120 million to further expand its operations. The expansion activities will take place in southwest Colorado and will include developing a new CO2 source field and adding infrastructure at the McElmo Dome Unit and the Cortez Pipeline. The expansion will involve the development of a new CO2 source field, the Doe Canyon Deep Unit, in Dolores County, Colo., the addition of eight CO2 production wells at McElmo Dome, increased transportation capacity on the Cortez Pipeline and construction of a new pipeline that will connect the Cortez Pipeline to the new CO2 source field. Initial construction activities have begun with expected in-service dates commencing in late 2007 and final completion of the entire expansion by mid-year 2008. Upon completion, these expansion projects are expected to be immediately accretive to distributable cash available to KMP unitholders. The expansion projects will enable Kinder Morgan CO2 Company to meet the increased demand for CO2 in the Permian Basin.

•

KMP announced in December it is teaming up with Energy Transfer Partners to develop the Midcontinent Express Pipeline (MEP), a proposed $1.25 billion project that will have an initial capacity of 1.4 billion cubic feet per day. Pending necessary regulatory approvals, the approximately 500-mile pipeline is expected to be in service by February 2009. The pipeline is designed to originate near Bennington, Okla., and terminate in Butler, Ala. A binding open season has just been completed and MEP is working with

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shippers to finalize agreements. MEP has received prearranged binding commitments from multiple shippers for 800,000 dekatherms per day, which include a binding commitment from Chesapeake Energy Marketing, Inc. for 500,000 dekatherms per day.

•

The second phase of the first leg of the Rockies Express Pipeline (REX) project, 192 miles of 42-inch diameter pipeline from the Wamsutter Hub in Wyoming to the Cheyenne Hub in Colorado, is expected to be completed and in service by late January 2007. In addition, REX expects to receive its FERC certificate for REX-West this spring and commence construction shortly thereafter with a targeted in-service date of December 2007. REX-West will consist of 713 miles of 42-inch diameter pipeline from Weld County, Colo., to Audrain County, Mo. The $4.4 billion REX project is a joint venture of KMP, Sempra Pipelines and Storage and ConocoPhillips.

•

The Terminals segment made acquisitions totaling approximately $24 million in the fourth quarter. The company purchased Transload Services, LLC, which includes 14 steel-related terminals across the country that provide transloading, warehousing, distribution, project staging and other value added dry-bulk services. The acquisition establishes a KMP presence in several key markets, taking advantage of the non-residential and highway construction demand for steel. In addition, KMP acquired Devco USA, LLC, a Tulsa, Okla.-based company with more than 20 years of sulfur expertise and a proprietary process that transforms molten sulfur into premium solid formed pellets that are environmentally friendly, easy to handle and store and safe to transport. KMP will employ this expertise and technology at appropriate terminal facilities across the country.

•

The Products Pipelines segment acquired a terminal in December for approximately $6.8 million (including investment capital) from Motiva Enterprises LLC. The terminal, located in Roanoke, Va., has storage capacity of more than 160,000 barrels per day for refined petroleum products like gasoline and diesel. Additionally, KMP entered into an agreement this week with affiliates of BP to increase KMP’s ownership stake in the Cochin Pipeline System to 100 percent. BP Canada Energy Company currently operates Cochin and owns just over 50 percent of the system. KMP, which presently has an almost 50 percent stake in Cochin, will assume operations of the pipeline from BP when the transaction closes. The agreement is subject to due diligence, regulatory clearance and other standard closing conditions. The transaction is expected to close in the first quarter of 2007.

Kinder Morgan Management, LLC

Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive an $0.83 distribution ($3.32 annualized), payable on Feb. 14, 2007, to shareholders of record as of Jan. 31, 2007. The distribution to KMR shareholders will be paid in the form of additional KMR

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shares. The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.

Kinder Morgan Energy Partners, L.P. is one of the largest publicly traded pipeline limited partnerships in America. KMP owns or operates more than 25,000 miles of pipelines and approximately 145 terminals. Its pipelines transport more than 2 million barrels per day of gasoline and other petroleum products and up to 8.4 billion cubic feet per day of natural gas. Its terminals handle over 80 million tons of coal and other dry-bulk materials annually and have a liquids storage capacity of approximately 65 million barrels for petroleum products and chemicals. KMP is also the leading provider of CO2 for enhanced oil recovery projects in the United States.

The general partner of KMP is owned by Kinder Morgan, Inc., one of the largest energy transportation and storage companies in America. Combined, the two companies have an enterprise value of more than $35 billion.

Please join KMP at 4:30 p.m. Eastern Time on Wednesday, Jan. 17, at www.kindermorgan.com for a LIVE webcast conference call on the company’s 2006 and fourth quarter earnings.

The non-generally accepted accounting principle financial measures of segment earnings before depletion, depreciation and amortization (DD&A), and net income before DD&A less sustaining capital expenditures per unit, which we commonly refer to as distributable cash flow or distributable cash flow per unit, are presented in the earnings release. We define segment earnings before DD&A as segment earnings plus DD&A and amortization of excess cost of equity investments. We define distributable cash flow to be net income before DD&A less sustaining capital expenditures. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP), with the exception of "sustaining capital expenditures," which is not a defined term under GAAP. Consistent with the partnership agreement of Kinder Morgan Energy Partners, L.P., sustaining or maintenance capital expenditures are defined as capital expenditures (as defined by GAAP) which do not increase the capacity of an asset. We routinely calculate and communicate these measures to investors. We believe that continuing to provide this information results in consistency in our financial reporting. In addition, we believe that these measures are useful to investors because they enhance the investors’ overall understanding of our current financial performance and our prospects for future performance. Specifically, we believe that these measures provide investors an enhanced perspective on the operating performance of our assets and the cash that our businesses are generating. Reconciliations of segment earnings before DD&A to segment earnings, and distributable cash per unit to net income per unit are provided in the earnings release. Segment earnings before DD&A should be considered in conjunction

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with segment earnings, as defined by GAAP, and distributable cash per unit should be considered in conjunction with earnings per unit as defined by GAAP.

This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries

Preliminary Consolidated Statement of Income

(Unaudited)

(in thousands except per unit amounts)

	Three Mos. Ended Dec 31		Twelve Mos. Ended Dec 31
	2006	2005	2006	2005
Revenues	$2,093,061	$3,057,587	$8,954,583	$9,787,128

Costs and Expenses
Operating expenses	1,590,875	2,721,362	6,976,699	8,098,235
Depreciation, depletion and amortization	116,945	91,183	413,725	349,827
General and administrative	35,662	45,648	219,575	216,706
Taxes, other than income taxes	27,897	28,589	118,756	108,838
Other expense (income)	(15,192)	-	(30,306)	-
	1,756,187	2,886,782	7,698,449	8,773,606
Operating Income	336,874	170,805	1,256,134	1,013,522

Other Income/(Expense)
Earnings from equity investments	18,967	22,238	76,170	91,660
Amortization of excess cost of equity investments	(1,420)	(1,411)	(5,664)	(5,644)
Interest, net	(85,390)	(66,474)	(331,499)	(258,861)
Other, net	(114)	1,065	11,065	3,273
Minority interest	(7,134)	(614)	(15,015)	(7,262)
Income before income taxes	261,783	125,609	991,191	836,688
Income tax expense	(7,228)	(4,216)	(19,048)	(24,461)

Net Income	$254,555	$121,393	$972,143	$812,227

Calculation of Limited Partners' Interest in Net Income:
Net Income	$254,555	$121,393	$972,143	$812,227
Less: General Partner's Interest in Net Income	(119,402)	(125,576)	(512,967)	(477,300)
Limited Partners' Net Income	$135,153	$(4,183)	$459,176	$334,927

Calculation per Limited Partner Unit (Fully Diluted):
Net Income per unit	$0.59	$(0.02)	$2.04	$1.58

Number of Units Used in Computation	230,166	219,047	224,914	212,429

Additional per unit information:

Net Income	$0.59	$(0.02)	$2.04	$1.58
Depreciation, depletion and amortization	0.51	0.42	1.87	1.67
Sustaining capital expenditures (1)	(0.27)	(0.20)	(0.62)	(0.66)
Net income before DD&A, less sustaining capex	$0.83	$0.20	$3.29	$2.59
Declared distribution	$0.83	$0.80	$3.26	$3.13

Sustaining Capex	63,452	45,004	139,687	140,805

(1)

Sustaining capital expenditures are defined as capital expenditures which do not increase the capacity of an asset

Kinder Morgan Energy Partners, L.P. and Subsidiaries

Preliminary Earnings Contribution by Business Segment

(Unaudited)

(in thousands)

	Three Mos. Ended Dec 31		Twelve Mos. Ended Dec 31
	2006	2005	2006	2005
Segment Earnings Before DD&A and Amort. of Excess Investments:
Products Pipelines	$129,106	$127,324	$501,898	$508,343
Natural Gas Pipelines	139,663	139,549	554,941	500,235
CO2	115,331	113,640	489,989	471,185
Terminals	106,854	84,612	396,858	318,141
Total	$490,954	$465,125	$1,943,686	$1,797,904

Segment DD&A and Amort. of Excess Investments:
Products Pipelines	$22,188	$20,966	$86,250	$82,549
Natural Gas Pipelines	17,511	15,951	65,659	61,938
CO2	59,405	38,572	192,939	151,907
Terminals	19,261	17,105	74,541	59,077
Total	$118,365	$92,594	$419,389	$355,471

Segment Earnings Contribution:
Products Pipelines	$106,918	$106,358	$415,648	$425,794
Natural Gas Pipelines	122,152	123,598	489,282	438,297
CO2	55,926	75,068	297,050	319,278
Terminals	87,593	67,507	322,317	259,064
General and Administrative	(36,055)	(45,648)	(217,587)	(186,284)
Interest, net	(86,513)	(67,841)	(336,130)	(264,203)
Minority Interest	(4,059)	(614)	(11,869)	(7,262)
Certain Items:
Gain on Sale	-	-	15,114)	-
Environmental Reserves	-	(23,344)	(17,948	(23,344)
Hurricanes Katrina & Rita (net of IMT minority interest)	8,768	-	8,768	-
Rate Case Reserve	-	(105,000)	-	(105,000)
Other (1)	(175)	(8,691)	7,498	(44,113)
Sub-total Certain Items	8,593	(137,035)	13,432	(172,457)
Net income	$254,555	$121,393	$972,143	$812,227
Less: General Partner's Interest in Net Income	(119,402)	(125,576)	(512,967)	(477,300)
Limited Partners' Net Income	$135,153	$(4,183)	$459,176	$334,927

Net income before certain items	245,876	256,464	958,575	982,322
Less: General Partner's Interest in Net Income before certain items	(119,314)	(126,926)	(512,830)	(479,000)
Limited Partners' Net Income before Certain Items	126,562	129,538	445,745	503,322
Depreciation, depletion and amortization	118,365	92,594	419,389	355,471
Sustaining capital expenditures (2)	(49,270)	(45,004)	(125,499)	(140,805)
DCF before certain items	195,657	177,128	739,635	717,988

Net income/unit before certain items	$0.55	$0.59	$1.98	$2.37
DCF/unit before certain items	$0.85	$0.81	$3.29	$3.38
Number of Units Used in Computation	230,166	219,047	224,914	212,429

(1)

Primarily includes contract settlements, legal settlements and the release of a reserve related to a natural gas pipeline contract obligation

(2)

2006 quarter and year-to-date sustaining capital is net of $14.182 million certain item.

Volume Highlights

(historical pro forma for acquired assets)

	Three Mos. Ended Dec 31		Twelve Mos. Ended Dec 31
	2006	2005	2006	2005
Products Pipelines
Gasoline	111.2	113.4	455.2	457.8
Diesel	40.9	43.2	161.0	166.0
Jet Fuel	30.1	30.0	119.5	118.1
Total Refined Product Volumes (MMBbl)	182.2	186.6	735.7	741.9
NGL's	10.8	11.3	38.8	37.3
Total Delivery Volumes (MMBbl) (1)	193.0	197.9	774.5	779.2

Natural Gas Pipelines (2)
Transport Volumes (Bcf)	373.5	319.8	1,440.9	1,317.9
Sales Volumes (Bcf)	219.3	236.0	909.3	924.6

CO2
Delivery Volumes (Bcf) (3)	165.8	170.3	669.2	649.3
Sacroc Oil Production - Gross (MBbl/d) (4)	30.8	31.5	30.8	32.1
Sacroc Oil Production - Net (MBbl/d) (5)	25.6	26.2	25.7	26.7
Yates Oil Production Gross - (MBbl/d) (4)	26.7	24.6	26.1	24.2
Yates Oil Production - Net (MBbl/d) (5)	11.9	11.0	11.6	10.8
NGL Sales Volumes (MBbl/d) (6)	8.7	9.2	8.9	9.4
Realized Weighted Average Oil Price per Bbl (7) (8)	$31.41	$27.05	$31.42	$27.36
Realized Weighted Average NGL Price per Bbl (8)	$41.10	$44.80	$43.90	$38.98

Terminals
Liquids Leaseable Capacity (MMBbl)	43.5	42.4	43.5	42.4
Liquids Utilization %	96.3%	95.4%	96.3%	95.4%
Bulk Transload Tonnage (MMtons)	21.7	19.7	89.5	85.5

(1)

Includes Pacific, Plantation, North System, Calnev, Central Florida, Cypress and Heartland

(2)

Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer and TransColorado

(3)

Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes

(4)

Represents 100% production from the field

(5)

Represents Kinder Morgan's net share of the production from the field

(6)

Net to Kinder Morgan

(7)

Includes all Kinder Morgan crude oil properties

(8)

Hedge gains/losses for Oil and NGLs are included with Crude Oil

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET

(Unaudited)

(Millions)

	December 31,
	2006	2005
ASSETS

Cash and cash equivalents	$14	$12
Other current assets	1,023	1,203
Property, Plant and Equipment, net	9,445	8,865
Investments	425	419
Deferred charges and other assets	1,336	1,424
TOTAL ASSETS	$12,243	$11,923

LIABILITIES AND PARTNERS' CAPITAL

Notes payable and current maturities of long-term debt	$1,358	$-
Other current liabilities	1,514	1,809
Long-term debt	4,385	5,221
Market value of interest rate swaps	43	98
Other	870	1,139
Minority interest	51	42
Partners' Capital
Accumulated Other Comprehensive Loss	(841)	(1,080)
Other Partners' Capital	4,863	4,694
Total Partners' Capital	4,022	3,614
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$12,243	$11,923

Total Debt, net of cash and cash equivalents, and excluding
the market value of interest rate swaps	$5,729	$5,209
Total Capitalization (Excl. Accum. OCI)	$10,643	$9,945

Debt to Total Capitalization	53.8%	52.4%

Total Debt, net of cash and cash equivalents, and excluding
the market value of interest rate swaps	$5,729	$5,209

Segment Earnings Before DD&A and certain items	$1,944	$1,798
G&A	$(218)	$(186)
EBITDA	$1,726	$1,612

Debt to EBITDA	3.32	3.23